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Exhibit 5.1

June 3, 2010

Northeast Bancorp, Inc.

500 Canal Street

Lewiston, ME 04240

Ladies and Gentlemen:

We have assisted in the preparation a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,393,399 shares of common stock, $1.00 par value per share (the “Shares”), of Northeast Bancorp, a Maine corporation (the “Company”), issuable pursuant to the Agreement and Plan of Merger between FHB Formation LLC and the Company dated March 30, 2010 (the “Agreement”).

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended to date, the Agreement, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action has been taken to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Maine and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

June 3, 2010

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pierce Atwood LLP

PIERCE ATWOOD LLP